Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

SECOND CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BEYOND AIR, INC.

Beyond Air, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

1. The name of the Corporation is Beyond Air, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 28, 2015. The original Certificate of Incorporation was amended and restated and filed with the Secretary of State of the State of Delaware effective January 13, 2017 (the “Amended and Restated Certificate of Incorporation”). A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware effective June 26, 2019.

2. The Amended and Restated Certificate of Incorporation, as amended, is hereby further amended by deleting in its entirety Section A of Article IV thereof and replacing therewith with the following new Section A of Article IV:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 510,000,000 shares. 500,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).”

3. The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Second Certificate of Amendment to be advisable, (ii) adopting and approving this Second Certificate of Amendment, (iii) directing that this Second Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at the 2025 annual meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Second Certificate of Amendment be approved.

4. This Second Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at the 2025 annual meeting of the stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

5. This Second Certificate of Amendment has been duly authorized, adopted and approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

6. This Second Certificate of Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, Beyond Air, Inc. has caused this Second Certificate of Amendment to be signed by a duly authorized officer of the Corporation on November 22, 2024.

BEYOND AIR, INC.

/s/ Steven Lisi
Steven Lisi
Chief Executive Officer

[Signature Page to Second Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Beyond Air, Inc.]